                                                                    EXHIBIT 12.1


                          TESORO PETROLEUM CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                  Years Ended December 31,
                                                                 ------------------------------------------------------------
                                                                   1997         1996         1995         1994          1993
                                                                 --------     --------     --------     --------     --------
EARNINGS:
   Earnings before income taxes and extraordinary loss
      on extinguishments of debt, net ......................     $ 49,120     $115,147     $ 61,868     $ 26,056     $ 18,653
   Interest expense, net of capitalized interest ...........        6,699       15,128       20,166       17,890       12,661
   Amortization of debt discount ...........................         --            254          736          859        1,889
   Amortization of debt issuance costs .....................         --            257          350          332          195
   Estimated interest portion of rents (a) .................       11,509        9,185        5,908        5,248        4,487
                                                                 --------     --------     --------     --------     --------
           Total Earnings ..................................     $ 67,328     $139,971     $ 89,028     $ 50,385     $ 37,885
                                                                 ========     ========     ========     ========     ========

FIXED CHARGES:
   Interest expenses, whether expensed or capitalized ......     $  7,118     $ 15,128     $ 20,166     $ 18,805     $ 12,661
   Amortization of debt discount ...........................         --            254          736          859        1,889
   Amortization of debt issuance costs .....................         --            257          350          332          195
   Estimated interest portion of rents (a) .................       11,509        9,185        5,908        5,248        4,487
                                                                 --------     --------     --------     --------     --------
           Total Fixed Charges .............................     $ 18,627     $ 24,824     $ 27,160     $ 25,244     $ 19,232
                                                                 ========     ========     ========     ========     ========

PREFERRED STOCK DIVIDEND REQUIREMENTS ......................     $   --       $   --       $   --       $  2,680     $  9,207
                                                                 ========     ========     ========     ========     ========

COMBINED FIXED CHARGES AND PREFERRED STOCK
   DIVIDEND REQUIREMENTS ...................................     $ 18,627     $ 24,824     $ 27,160     $ 27,924     $ 28,439
                                                                 ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES .........................         3.61         5.64         3.28         2.00         1.97
                                                                 ========     ========     ========     ========     ========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDEND REQUIREMENTS ...................         3.61         5.64         3.28         1.80         1.33
                                                                 ========     ========     ========     ========     ========

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(a)    For a majority of leases, the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense, including marine charters, was $44.9 million, $41.5 million, $35.6 million, $33.6 million and $32.5 million for 1997, 1996, 1995, 1994 and 1993, respectively.